UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2017
Medizone International, Inc.
(Exact name of registrant as specified in its charter)
Nevada	2-93277-D	87-0412648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 East Michigan Avenue, Suite 500 Kalamazoo, MI	49007
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (269) 202-5020
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director
On June 21, 2017, Daniel D. Hoyt informed the Board of Directors (“Board”) of Medizone International, Inc. (“Company”) that he has decided to retire and will resign from the Board of Directors and retire from all positions with the Company, effective immediately. Mr. Hoyt also advised the Board that his decision is not based on any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Hoyt served as a member of the Audit and Compensation Committees of the Board.   The Board has not identified a potential replacement for Mr. Hoyt. The members of the Audit Committee as of the date of this report are Stephen Meyer, Vincent Caponi, and Dwayne Montgomery, who is the Audit Chair and the members of the Compensation Committee are Stephen Meyer, Dwayne Montgomery, and Vincent Caponi who is the Compensation Chair.  The Board has determined that each of these directors is independent under standards adopted by the Board, which conform to the standards established by the NASDAQ Stock Market and applicable regulations of the Securities and Exchange Commission (“Commission”). The Board noted that each of these directors: (1) is not an officer or employee of the Company, and (2) has no direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. The Board also has determined that each independent director also qualifies as “independent” as the term is used in Item 407 of Regulation S-K and as that term is defined under NASDAQ Rule 4200(a)(15). In addition, the Board believes that each member of the Audit Committee is independent as required under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

(e) Compensation Agreements

Modification of Stock Options – Under the terms of the Medizone International, Inc. 2014 Equity Incentive Plan (“2014 Equity Incentive Plan”), unless otherwise determined by the Board, an option holder generally may exercise an option granted under the plan following a separation of the holder’s service with the Company only if the exercise occurs within 90 days of the date of separation from the Company. The Board has determined it will modify the exercise provisions of stock options granted previously to Mr. Hoyt under the 2014 Equity Incentive Plan to permit exercise of such options for a period of up to three years from the date of Mr. Hoyt’s resignation (but not beyond the original expiration date of any such grant). No other terms or provisions of the option grants will be modified. These modifications affect two option grants made to Mr. Hoyt.  The first grant was made on April 30, 2014 for the purchase of 250,000 shares of common stock at the exercise price of $0.163 per share. This option will expire on April 30, 2019. The second grant was made on August 18, 2015 for the purchase of a total of 1,500,000 shares of common stock at an exercise price of $0.0877 per share. This option will expire on June 21, 2020, rather than the original expiration date of August 18, 2020.

Item 7.01 Regulation FD Disclosure.

On June 20, 2017, the Company issued a press release announcing it had registered to attend the Military Health System’s Vendor Day on September 27, 2017, at the Defense Medical Logistics Center on Fort Detrick in Frederick, MD.  Vendor Day presents a unique opportunity to interact directly with a large number of government agencies and to demonstrate the utility of AsepticSure.

On June 21, 2017, the Company issued a press release announcing that the AsepticSure technology had received full electrical safety approval for all models of AsepticSure. This approval means that AsepticSure has achieved compliance with applicable international safety standards.   The Company issued a second press release on June 21, 2017, announcing the retirement of director Daniel Hoyt from its Board.

Also on June 21, 2017, the Company held an investor webcast to discuss developments in its commercial strategy.  Management has prepared a slide presentation of materials for the webcast that will be accessible via the Investor Relations section of the Company’s website: http://www.medizoneint.com/investor-relations.

The press releases from June 20 and June 21, 2017 and the webcast materials are furnished (not filed) as Exhibit 99.1, Exhibit 99.2, Exhibit 99.3, and Exhibit 99.4 to this Current Report on Form 8-K pursuant to Regulation FD.  The information in this Item 7.01 shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing or document.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Press Release dated June 20, 2017
99.2	Press Release dated June 21.2017
99.3	Press Release dated June 21, 2017
99.4	Investor Update (June 21, 2017)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIZONE INTERNATIONAL, INC.

Date: June 22, 2017	/s/ David A. Esposito
David A. Esposito
Chief Executive Officer